Exhibit (a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

Income eREIT Interval Fund, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the Limited Liability Company is changed to Fundrise Real Estate Interval Fund, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11 day of November, A.D. 2019.

By:	/s/ Benjamin S. Miller
Authorized Person(s)

Name:	Benjamin S. Miller
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